EXHIBIT 10.6

ICAGEN, INC.

Summary of Director Compensation

Compensation of our Directors

Icagen, Inc. (the “Company”) reimburses non-employee directors for out-of-pocket expenses they incur in attending Board and committee meetings and pays each non-employee director an annual retainer fee. The Chairmen of the Company’s Audit, Compensation and Nominating/Corporate Governance Committees receive an additional annual retainer. For 2008, the annual retainer fee for all non-employee directors was $25,000, and the annual retainer for the Chairmen of the Audit, Compensation and Nominating/Corporate Governance Committee was $10,000, $3,000, and $3,000, respectively. On March 5, 2009, the Company’s Board of Directors, upon recommendation of the Compensation Committee, approved a 50% reduction in annual retainer fees from their 2008 levels. Accordingly, the annual retainer fees for 2009 for all non-employee directors will be $12,500 and the annual retainer fee for the Chairmen of the Audit, Compensation and Nominating/Corporate Governance Committees will be $5,000, $1,500 and $1,500, respectively.

The Company also pays each non-employee director $1,000 for attendance at each Board meeting in which he or she participates in person or $500 if attendance is by telephone. Each non-employee director also receives $1,000 for each meeting of a committee of the Board that is held on a day other than the day of any meeting of the full Board of Directors if he or she participates in person, or $500 if attendance is by telephone. Directors who are also the Company’s employees do not receive any compensation in their capacities as directors.

Upon the commencement of service on the Board by any non-employee director, the Company grants to such person a non-statutory stock option to purchase the number of shares of the Company’s common stock equal to the product of (i) 10,000 shares of the Company’s common stock divided by 12 and (ii) the number of full calendar months between the date of commencement of service and the month in which the Company’s next annual meeting of stockholders is scheduled to occur. Each of the Company’s non-employee directors is also automatically granted a non-statutory stock option to purchase 10,000 shares of the Company’s common stock every year on the first business day after the Company’s Annual Meeting of Stockholders. In addition, the Company’s Chairman of the Board of Directors receives a non-statutory stock option to purchase 20,000 additional shares of the Company’s common stock every year on the first business day after the Company’s Annual Meeting of Stockholders. All of these options are fully vested on the date of grant and have exercise prices equal to the closing price of the Company’s common stock on the date of grant.

To compensate non-employee directors for the reduction in annual retainer fees discussed above, on March 5, 2009, the Board of Directors, upon recommendation of the Compensation Committee, granted each of the Company’s non-employee directors a number of restricted stock units, or RSUs, equal to (i) the dollar amount by which the annual retainer fee for 2008 was reduced, taking into account fees received by such director for service as a chairman of a committee of the Board, divided by (ii) $0.47, the closing price of the Company’s common stock on that date. Each RSU represents the right to receive in the future one share of the Company’s common stock, subject to the terms and conditions of the applicable restricted stock unit agreement. These RSUs will vest in full on December 31, 2009. If a director ceases to serve as a member of the Company’s Board of Directors for any reason prior to that date, all RSUs will automatically terminate and be forfeited as of the date such person ceases to serve as a member of the Board. In addition, upon the occurrence of a change of control of Icagen, each RSU will immediately become fully vested.

At a meeting of the Board on March 5, 2009, Dr. Gillings elected to decline the RSU grant described above as well as all annual retainer fees that he would otherwise be entitled to for the remainder of 2009 as compensation for his Board service.

The Compensation Committee and the Board of Directors of the Company periodically reevaluate compensation of the Company’s non-employee directors and may modify such compensation as they deem appropriate.